INDEPENDENT AUDITORS' REPORT

To the Trustees and Shareholders of Fidelity Capital Trust:

In planning and performing our audits of the financial statements of Fidelity Small Cap Selector Fund and Fidelity Stock Selector Fund (the "Funds"), each a fund of the Fidelity Capital Trust (the "Trust"), for the year ended October 31, 2000 (on which we have issued our reports dated December 8, 2000), we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Thos of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.

Our consideration of the Funds' internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the finan ever, we noted no matters involving the Funds' internal control and their operation, including controls for safeguarding securities that we consider to be material weaknesses as defined above as of October 31, 2000.

This report is intended solely for the information and use of management, the Board of Trustees and Shareholders of Fidelity Capital Trust, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

Deloitte & Touche

December 8, 2000